FNB United Corp.
June 18, 2012
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Exhibit 5.1
June 18, 2012
FNB United Corp.
150 S. Fayetteville Street
Asheboro, North Carolina 27203
Attention: Beth S. DeSimone, Executive Vice President, General Counsel & Secretary

Re:	Offering by FNB United Corp. of Warrants to Purchase Up to 30,000 Shares of Common Stock
Dear Sir/Madam:
This Opinion Letter is delivered at the request of FNB United Corp., a North Carolina corporation (the “Company”), in connection with the distribution, at no charge, to record holders as of 5:00pm, Eastern Time, on October 20, 2011 of the Company’s common stock, no par value (the “Common Stock”), of non-transferrable warrants to purchase shares of Common Stock (each, a “Warrant”) pursuant to the Company’s Registration Statement on Form S-3 filed with the Securities and Exchange Commission (the “SEC”) on May 15, 2012 (File No. 333-180604) (the “Registration Statement”) and Prospectus Supplement filed with the SEC on June 18, 2012 (File No. 333‑180604) (the “Prospectus Supplement”) under the Securities Act of 1933, as amended (the “Act”), and pursuant to that certain Warrant Agreement between the Company and Registrar and Transfer Company, as Warrant Agent (the “Warrant Agreement”). Defined terms used but not otherwise defined herein have the meanings ascribed to them in the Prospectus Supplement. This Opinion Letter is furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Act.
We have examined (a) the Registration Statement, the Prospectus Supplement and exhibits and other filings with the SEC constituting a part of the Registration Statement (including those incorporated by reference); (b) the Company’s Articles of Incorporation and Bylaws, both as amended to date; (c) certain actions of the Company’s Board of Directors recorded in the Company’s minute book; (d) the form of Warrant; (e) the Investment Agreements; (f) the form of Subscription Agreement; (g) the Warrant Agreement; and (h) such other instruments, documents, records and proceedings as we have deemed necessary to render the opinions contained herein. We have also considered such matters of law and fact as we, in our professional judgment, have deemed appropriate to render the opinions contained herein. With respect to certain facts, we have considered it appropriate to rely upon, without investigation or analysis of any underlying data contained therein, certificates or other comparable documents of public officials and statements and representations of officers or other appropriate representatives of the Company.
In rendering the opinions set forth below, we have assumed the genuineness of all

FNB United Corp.
June 18, 2012
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signatures, the legal capacity and competency of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies and the authenticity of the originals or such latter documents.
Based upon the foregoing, and subject to the qualifications, assumptions and limitations stated herein, we are of the opinion that, when issued in accordance with the terms of the Warrant Agreement, the Warrants will be legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their terms.
The opinions expressed above are subject to the following exceptions, qualifications, limitations and assumptions:

(a)
We render no opinion herein as to matters involving the laws of any jurisdiction other than the State of North Carolina. This opinion is limited to the effect of the current state of the laws of the State of North Carolina and the facts as they currently exist. Our opinions expressed herein are as of the date hereof, and we undertake no obligation to advise you of any changes in applicable law or any other matters that may come to our attention after the date hereof that may affect our opinions expressed herein.

(b)
Each of our opinions above is subject to (i) the effect of any bankruptcy, insolvency, reorganization, moratorium, arrangement or similar laws affecting the rights and remedies of creditors generally, including the effect of statutory or other laws regarding fraudulent transfers or preferential transfers, and (ii) general principles of equity, including concepts of materiality, reasonableness, good faith and fair dealing and the possible unavailability of specific performance, injunctive relief or other equitable remedies regardless of whether enforceability is considered in a proceeding in equity or at law.

(c)	We have assumed that the Common Stock issuable upon exchange of the Warrants are validly issued, fully paid and non-assessable.
We hereby consent to the filing of this Opinion Letter with the SEC as an exhibit to the Registration Statement. In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission promulgated thereunder. Our opinions expressed herein are as of the date hereof, and we undertake no obligation to advise you of any changes in applicable law or any other matters that may come to our attention after the date hereof that may affect our opinions expressed herein.
Very truly yours,
/s/ Parker Poe Adams & Bernstein LLP